AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of this 1st day of August, 2010, by and between Paul S. Street (“Executive”), and Building Materials Holding Corporation, a Delaware corporation doing business as BMC Select (the “Company”).
WITNESSETH

A.    WHEREAS, on or about January 15, 2010, the Company and Executive entered into an Employment Agreement, effective as of the Effective Date (as defined in the Joint Plan of Reorganization for the Debtors Under Chapter 11 of the Bankruptcy Code Amended October 22, 2009 (“Joint Plan”) of the Joint Plan (“Effective Date”), to set forth the terms and condition on which Executive would be employed by the Company as Chief Executive Officer (the “Original Agreement”);

B.    WHEREAS, the parties wish to modify the position and related duties for which Executive shall continue to be employed, providing for a change from Chief Executive Officer and related responsibilities to Chief Administrative Officer and General Counsel and related responsibilities, and to so amend the Original Agreement and restate in their entirety the terms of Executive’s employment by the Company as so amended;

C.    WHEREAS, effective August 1, 2010 this Agreement supplants, supersedes and replaces the Original Agreement, which is integrated and subsumed herein in its entirety.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Executive and the Company hereby agree as follows:
1.    Term
This Agreement shall become effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7 below (the “Employment Term”).
2.    Employment
2.1    Engagement. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions herein set forth. During the Employment Term, Executive shall be employed as Chief Administrative Officer and General Counsel of the Company, and shall be responsible for the duties normally and customarily attendant to such offices, including any specific duties assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). Executive shall report to the Chief Executive Officer of the Company or as otherwise directed by the Board from time to time. Executive shall render such other services and duties of an executive nature consistent with the duties of a senior executive officer of the Company as may from time to time be designated by the Chief Executive Officer or the Board.
2.2    Exclusive Employment. During the Employment Term, Executive shall devote his full business time to his duties and responsibilities set forth in Section 2.1. Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Board, during the Employment Term, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not materially interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company, and Executive may serve on the board of directors of two companies without Company approval.
3.    Compensation and General Benefits
3.1    Base Salary. During the Employment Term, the Company shall pay Executive a base salary in an annualized amount equal to Four Hundred Fifty Thousand Dollars ($450,000) (“Base Salary”) payable pro rata on the Company's regular payday, and subject to adjustment as hereinafter provided.
3.2    Salary Reviews. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Company for the purpose of considering increases thereof. In conducting this review, the following factors shall be considered: Executive's performance, the Company's financial condition and compensation afforded to senior executives of comparable corporations and such other factors that the Compensation Committee of the Company deem appropriate. The Base Salary shall not be decreased without the written consent of Executive.
3.3    Executive Bonus. During the Employment Term, in addition to the Base Salary provided by Section 3.1, Executive shall be entitled to receive a bonus tied to EBITDA improvement as more particularly provided in the Executive Bonus Incentive Plan attached hereto as Exhibit A (the “Executive Bonus Plan”).
3.4    Vacation. Executive shall be entitled to four weeks paid vacation in any fiscal year during the Employment Term in accordance with Company vacation and leave policies. Vacation time shall be planned and taken consistent with Executive's duties and obligations hereunder.
3.5    Other Benefits. During the Employment Term, Executive (and his spouse and dependents) shall be entitled to participate in the Company's executive perquisite plan, supplemental retirement plan, liability insurance, life insurance, disability insurance, dental insurance, hospitalization insurance, medical, accident, and other employee benefit plans from time to time adopted by the Company in a manner and to an extent consistent with other senior executive officers of the Company. The Company shall have the right to change insurance carriers and benefit plans as may be appropriate in light of future market conditions and shall have the right to purchase individual policies covering Executive if necessary.
3.6    Long Term Incentive Plans. Executive shall also be entitled to participate in any long term equity incentive plans from time to time adopted by the Company (an “Equity Plan”) in a manner and to an extent consistent with other senior executive officers of the Company.
3.7    Reimbursement of Expenses. Upon submission of appropriate documentation in accordance with Company policy, the Company will promptly reimburse Executive for all reasonable business expenses incurred by Executive in pursuing the business of the Company, including, without limitation, expenditures for entertainment and travel. Reimbursement of such expenses will be made no later than the last day of the of the calendar year following the calendar year in which the expense is incurred.
4.    Confidential Information
During the Employment Term and forever thereafter, Executive agrees to keep confidential all information provided by the Company, excepting any such information as is already known to the public, and including any such information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company, and not to release, use, or disclose the same, except with the prior written permission of the Company (collectively, “Confidential Information”). Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of the Company (or containing any Confidential Information) made or acquired by Executive during his employment, is and shall be the sole and exclusive property of the Company. This Section 4 shall survive termination of this Agreement and the Employment Term.
5.    Covenants of Executive.
5.1    Non-Compete. Executive agrees that, during the Employment Term, he will not, directly or indirectly, engage in any business or activity competitive with the business activities of the Company. The foregoing shall not apply to passive investments by Executive of up to 5% of the outstanding stock of any publicly traded company or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company.
5.2    Solicitation of Employees. During the Employment Term and for a period of one year following a termination of employment for any reason (i) he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, solicit, recruit or encourage any employee of the Company to leave his or her employment with the Company and/or accept a position with another Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this Section 5.2. This Section 5.2 shall survive termination of this Agreement and the Employment Term.
5.3    Solicitation of Customers and Suppliers. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment for any reason, he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) use the Company's Confidential Information to solicit the business of any customers of or suppliers to the Company, or (ii) discourage any person or entity which is a customer of the Company from continuing its existing business or contractual relationship with the Company. This Section 5.3 shall survive termination of this Agreement and the Employment Term.
5.4    Compliance with Company Policies. Executive agrees that, during the Employment Term, he shall comply with the Company's employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

5.5    Cooperation. For a period of one year following his termination of employment for any reason under this Agreement, Executive shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its subsidiaries, affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing. This Section 5.5 shall survive termination of this Agreement and the Employment Term.
5.6    Return of Business Records and Equipment. Upon termination of Executive's employment hereunder, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information, including any and all copies of such documentation then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.
6.    Covenants of the Company
6.1    Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee, director or officer of the Company or serves or served any other entity in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, including but not limited to attorney fees, all to the fullest extent permitted by law. This Section 6.1 shall survive termination of this Agreement and the Employment Term.
6.2    Change in Control. In the event of a Change in Control (as defined below), if the Company or any of its successors or assignees consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to Section 6.1.
7.    Compensation and Benefits Upon Termination
7.1    All Terminations Other Than Without Cause. If Executive’s employment terminates for any reason other than by the Company without Cause (as defined below), Executive shall receive payment for all earned but unpaid Base Salary, and benefits the Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. No other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination.
7.2    Termination Without Cause. The Company may, at any time and without prior written notice, terminate Executive without Cause. In the event that Executive's employment with the Company is terminated without Cause, Executive shall receive payment for all earned but unpaid Base Salary, and benefits the Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination. In addition, provided that Executive executes a release of claims against the Company in a form reasonably satisfactory to the Company (but which release shall expressly exclude (a) any claims that cannot be waived or released as a matter of law by private agreement, (b) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), (c) any claims to all or any portion of any payments owed or owing to Executive under this Agreement, (d) any post-petition claims of Executive in the Reorganization Proceedings, or (e) any prepetition claims of Executive in the Reorganization Proceedings relating to rejection of the Employment Agreement or to the Company’s SERP and deferred compensation plans, any unpaid bonus or severance and any perquisites under any employee benefit plan of the Company, including without limitation, any sick leave, medical benefits and health and club allowances), and provided that such release becomes effective, Executive shall receive (i) within 75 days, severance payment in a lump sum of an amount equal to $450,000, subject to tax withholding requirements; (ii) payment of the amount of all bonuses that Executive would be eligible to receive under the Executive Bonus Plan pursuant to Section 3.3, if any, for the year in which the termination occurs, as and when payments become payable under such Plan, and (iii) payment on Executive's behalf of monthly continuation premiums for health insurance under Federal or State COBRA for a period of 18 months following the Date of Termination, as and when such premiums become due and payable. Subject to Section 7.3, no other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination; provided, however, that nothing in this Agreement shall be construed as a release of (a) any claims that cannot be waived or released as a matter of law by private agreement, (b) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), (c) any claims to all or any portion of any payments owed or owing to Executive under this Agreement, (d) any post-petition claims of Executive in the Reorganization Proceedings, or (e) any prepetition claims of Executive in the Reorganization Proceedings relating to rejection of the Employment Agreement or to the Company’s SERP and deferred compensation plans, any unpaid bonus or severance and any perquisites under any employee benefit plan of the Company, including without limitation, any sick leave, medical benefits and health and club allowances.
7.3    Termination in Connection With a Change in Control. If the employment of Executive is terminated without Cause in connection with a Change in Control, Executive shall, in addition to the payments and benefits set forth in Section 7.2, be entitled to full acceleration of all awards outstanding under any Equity Plans of the Company. For purposes of this Section 7.3, “in connection with a Change in Control” shall be deemed to include, but shall not be limited to, a termination that occurs within the period between 2 months prior to the signing of a definitive agreement with respect to such Change in Control until six (6) months following the consummation of such Change in Control.
7.4    All Benefits Cease. Except as specifically provided in Sections 7.1 to 7.3 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.
7.5    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
(a)    “Cause” shall mean that Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company that amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a willful breach of this Agreement and that results or will result in material and demonstrable harm to the Company, if such act is not corrected within 30 days following receipt written notice thereof from the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of 30 days following receipt of written notice from the Company that specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the 30-day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance.
(b)    “Date of Termination” shall mean the date on which a written notice of termination, specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment is given; provided that, in the case of a termination for Cause, Executive shall not have cured, if subject to a cure period, the matter or matters stated in the notice of termination within the 30-day notice period provided in Section 7.5(a) above.
(c)    “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended); (ii) any such “person” or “group” (as defined above) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity that controls the Company or that is a successor to all or substantially all of the assets of the Company), including by way of stock acquisition, reorganization, merger, consolidation, tender or exchange offer or otherwise; or (iii) either a merger or consolidation in which the direct or indirect beneficial owners of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity that controls the surviving corporation and is not itself a subsidiary of any other entity) immediately following such transaction.
7.6    Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Board determines, in its sole discretion, that (a) at the time of the Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) any payment or benefit to be provided under Section 7 to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision if paid at the time such payments and benefits are otherwise required under this Agreement, then the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive's death; provided, however, that an amount equal to the lesser of two times (x) annual Base Salary or (y) the limit under Internal Revenue Code Section 401(a)(17) shall not be subject to the delay described in the previous clause and instead shall be paid out as otherwise scheduled.

8.    Warranties and Representations. Executive hereby represents and warrants to the Company that he is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

9.    Notices

All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address stated below, or to such changed address as the addressee may have given by a similar notice:

To the Company:	BMC Select 720 Park Blvd., Suite 200 (Zip 83712) P. O. Box 70006 Boise, Idaho 83707 Attn: Chairman of the Compensation Committee Fax: (208) 331-4477
With a Copy to:	BMC Select 720 Park Blvd., Suite 200 (Zip 83712) P.O. Box 70006 Boise, Idaho 83707 Fax: (208) 331-4477 Attention: Stan Wilson
To Executive:	Paul S. Street Fax: (208) ____________
10.    General Provisions
10.1    Waiver. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.
10.2    Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company.
10.3    Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
10.4    Assignment. No right to or interest in any payments shall be assignable by either party; provided, however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto. Further, the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or shares to the surviving corporation or purchaser as the case may be so long as such assignee assumes the Company's obligations hereunder.
10.5    Successors and Assigns. This Agreement and the obligations of the Company and Executive hereunder shall be binding upon and shall be assumed by their respective successors including, without limitation, any corporation or corporations acquiring the Company, whether by merger, consolidation, sale or otherwise.
10.6    Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Idaho without regard to the principles of conflict of laws thereof, including Idaho’s Uniform Arbitration Act, Idaho Code Sections 7-901 through 7-922.
10.7    No Representation. No officer, employee or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereto which is not contained herein, and Executive agrees that he has not executed this Agreement in reliance upon any such representation or promise.
10.8    Interpretation of Agreement. Each of the parties has been represented by counsel or had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.
10.9    Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
10.10    Entire Agreement. This document constitutes the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings and representations are hereby terminated and cancelled in their entirety and are of no further force or effect; provided, however, that (a) any claims that cannot be waived or released as a matter of law by private agreement, (b) any statutory or other indemnity rights of Executive whether arising under contract, statute, insurance policy or corporate governance documents (such as articles of incorporation or bylaws), (c) any claims to all or any portion of any payments owed or owing to Executive under this Agreement, (d) any post-petition claims of Executive in the Reorganization Proceedings, or (e) any prepetition claims of Executive in the Reorganization Proceedings relating to rejection of the Employment Agreement or to the Company’s SERP and deferred compensation plans, any unpaid bonus or severance and any perquisites under any employee benefit plan of the Company, including without limitation, any sick leave, medical benefits and health and club allowances, are hereby expressly reserved.
10.11    Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

10.12    No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination, except as specifically provided hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.
10.13    Dispute Resolution and Binding Arbitration.
10.13.1 Mediation. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation with a mutually acceptable mediator in Boise, Idaho using mutually acceptable mediation procedures. If the parties fail to agree on a mutually acceptable mediator in Boise, Idaho or the procedures for the conduct of the mediation, then the mediation shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) through the JAMS Seattle, WA office. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process.
10.13.2 Binding Arbitration. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures, by a single impartial arbitrator experienced in employment law selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within ten days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternatively strike names until a single arbitrator remains. The arbitration shall take place through the JAMS Seattle, WA office, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS' rules and procedures. Executive and the Company further agree that arbitration as provided for in this section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators' fees, conference room, transcripts), but each party shall be responsible for its own attorneys' fees. Judgment on the Award may be entered in the Fourth Judicial District Court in and for the County of Ada, State of Idaho or any other court having jurisdiction. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.
10.13.3 Enforcement of Obligations to Mediate or Arbitrate and Mediated Settlement or Arbitral Award. If any action at law or in equity is necessary to enforce the terms of this Agreement requiring mediation and arbitration, or the terms of any mediated settlement or arbitral award under this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of August 1, 2010.
BUILDING MATERIALS HOLDING CORPORATION

/s/ Paul S. Street
Paul S. Street

/s/ Peter C. Alexander
By: Peter C. Alexander
Chief Executive Officer

EXHIBIT “A”

CORPORATE HEADQUARTERS ANNUAL CASH INCENTIVE PLAN 2010

1.
Purpose. The purpose of this Corporate Annual Cash Incentive Plan for 2010 (the “Plan”) of Building Materials Holding Corporation, a Delaware corporation doing business as BMC SELECT (the “Company”), is to advance the interests of the Company and its stockholders by authorizing the grant and payment of annual cash incentive awards based on the performance of the Company and achievement of expense control targets in order to attract, retain, motivate and reward certain employees of the Company and its subsidiaries and to increase the value of the Company by aligning the interests of the employees participating hereunder with those of the Company’s stockholders.

2.	Administration.

2.1
Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)	to select persons to whom an Award may be granted;

(ii)	to determine a participation Level for each Participant;

(iii)	to establish SGA goals pursuant to which Participants may be eligible for an SGA Award;

(iv)	to determine whether SGA goals have been met;

(v)	to determine which Performance Target Level, if any, the Company has achieved hereunder; and

(vi)	to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

2.2
Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Participants and the Company. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee.

3.
Eligibility. Full-time employees of the Company and its subsidiaries who work out of the Company’s Corporate Office are eligible to be Participants in the Plan. In addition, a Participant must be an active employee of the Company on December 31, 2010 and on the Award Payment Date in order to receive an Annual Incentive Award. Full time employees of the Company and its subsidiaries who work out of the Company’s Corporate Office and become employees after January 1, 2010 or who are on an approved leave-of-absence on December 31, 2010 or the Award Payment Date, or who take an approved leave-of-absence during the Plan year, may receive a pro rated Annual Incentive Award in the sole discretion of the Committee.

4.	Specific Terms of Awards.

4.1
General. Awards may be granted on the terms and conditions set forth in this Section 4. In addition, the Committee may impose on any Award or the exercise thereof such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

4.2	Forfeiture. Termination of employment before the Award Payment Date shall result in forfeiture of any Annual Incentive Award hereunder.

4.3
Performance Incentive Opportunity is Based on Company Financial Performance. The Board has determined that if the Company meets certain financial performance targets, then a Performance Incentive will be available to Participants under the terms of the Plan. The Company’s Plan Year EBITDA performance will create a Performance Incentive opportunity as follows:

(a)if the Company meets eighty-five percent (85%) of budgeted EBITDA but less than one hundred percent (100%) of budgeted EBITDA, then the Threshold Level for Performance Incentive shall have been achieved;

(b)if the Company meets one hundred percent (100%) of budgeted EBITDA but less than break-even EBITDA, then the Budget Level for Performance Incentive shall have been achieved; and

(c)	if the Company breaks even or has positive EBITDA, then the
Target Level for Performance Incentive shall have been achieved.

The Incentive Pool for each Performance Target Level under the Plan shall be available as follows:

Incentive Pool	Performance Target Level
$400,000.00	Threshold Level
$800,000.00	Budget Level
$1,732,000.00	Target Level

Incentive Pools will be allocated to Participants based on the Participant Levels established below, which have been determined by the Committee based on competitive market analysis and internal equity considerations. The Board has determined that an Annual Incentive Award available to be paid to a Participant shall be based upon Company’s achievement of its Performance Target Levels as set forth herein and an individual Participant’s achievement of established personal performance goals, with the potential Annual Incentive Award being within the following ranges (as a percentage of Base Salary):

Participant Level	Threshold Level Payout	Budget Level Payout	Target Level Payout
Level 1	18.75%	37.5%	75%
Level 2	12.5%	25.0%	50%
Level 3	8.75%	17.5%	35%
Level 4	6.25%	12.5%	25%
Level 5	5.0%	10.0%	20%
Level 6	3.75%	7.5%	15%
Level 7	2.5%	5.0%	10%
In the event the Company’s performance exceeds the Target Level, the Board will establish an additional discretionary incentive pool from which the Board may, in its sole discretion, grant additional Awards to some or all Participants. EBITDA in excess of Target from $1 to $5,000,000 will result in the Company’s contribution of an additional 5% of EBITDA to a discretionary pool, EBITDA in excess of Target from $500,000,001 to $10,000,000 will result in the Company’s contribution of an additional 4% of EBITDA to a discretionary pool, and EBITDA in excess of $10,000,001 will result in the Company’s contribution of an additional 3.25% of EBITDA to a discretionary pool.

4.4
SGA Incentive Opportunity is Based on Achievement of Company Goals to Control Expenses. The Board has determined that if the Company meets certain SGA targets, then an SGA Incentive will be available to Participants, irrespective of whether the Company has achieved any of its Performance Target Levels. The aggregate pool of Incentive funds available for such distribution hereunder is

$200,000 and allocations of such awards shall be determined by the Committee in its sole discretion based on its evaluation of each Participant’s contributions to efforts to control SGA. Notwithstanding the foregoing, if the Company does not meet the Threshold Level, no SGA Incentive shall be paid.

4.5
Determination of Award Qualification; Payment Date. No Awards shall be authorized for distribution until the Board has determined the financial position and condition of the Company warrants distribution hereunder. Thereafter, final authorization by the Compensation Committee of the Board of Directors and payment of the Performance Incentive (if any) and SGA Incentive (if any) shall be made within the first quarter of calendar year 2011, and the Award Payment Date shall follow as soon as practicable after such authorizations.

4.6
Method of Payment. Payment of an Award, or any part thereof, shall be made in the form of a cash lump sum. Payment will also be made in the same format as the Participant’s regular payroll, either direct deposit or live check.

4.7	Payments Subject to Taxes. Payments made pursuant to this Plan are subject to all required federal, state and local withholding taxes.

4.8
409 Plan. It is the intent of the parties that the provisions of this Plan conform to the requirements of Section 409A of the Code and any final Treasury Regulations or other authoritative guidance issued thereunder, if such Code section is applicable, and the Plan shall be so construed and interpreted. In the event that the Company determines in good faith that any provision of this Plan does not comply with Section 409A of the Code, the Company may amend this Plan to the minimum extent necessary to cause the Plan to comply. In the event that the Company determines in good faith that payment of an Award hereunder would violate Section 409A of the Code, then such Award instead shall be paid on the date Participant incurs a separation from service from the Company as defined in Section 409A(a)(2)(A)(i) of the Code (or six months after such date if Section 409A(a)(2)(B)(i) of the Code applies).

4.9
No Alienation, Assignment or Encumbrance of Payments. A Participant’s interest hereunder may not be alienated, assigned or encumbered, except by will, beneficiary designation, or the laws of descent and distribution, or as otherwise approved by the Company in writing.

4.10
No Employment Contract; No Effect on Other Plans. This Plan shall not be deemed to be a contract of employment between the Company and Participant. Nothing contained herein shall give Participant the right to be retained in the employ of the Company or shall interfere with the right of the Company to discharge Participant at any time, with or without reason, for any reason or for no reason. This Plan does not affect Participant’s right to participate in any other plan or program sponsored by the Company, including without limitation, any discretionary Incentive that a Participant may be eligible to receive from time to time.

5.	Definitions. For purposes of this Plan, the following additional terms shall be defined as set forth below:

5.1
“Annual Incentive Award” or “Award” means a cash award pursuant to the provisions of the Plan, expressed as a percentage of a Participant’s Base Salary during the Plan Year, and may be composed of a Performance Award and an SGA Award.

5.2	“Award Payment Date” means the date on which Annual Incentive Awards are paid hereunder, which date shall be as soon as practicable after December 31, 2010, as further provided in Section 4 above.

5.3	“Base Salary” means the annual base salary of a Participant at the beginning of the Plan Year or at the time of hiring, if later.

5.4	“Board” means the Board of Directors of the Company as from time to time constituted.

5.5
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include valid regulations promulgated thereunder and successor provisions and regulations thereto.

5.6	“Committee” means the Company’s CEO and VP of Human Resources.

5.7	“EBITDA” means earnings before income taxes, depreciation and amortization and restructuring charges.

5.8
“Incentive Pool” means the aggregate amount of funding available for all Annual Incentive Awards under the Plan for each Performance Target Level established by the Plan, as specified in Section 4 above.

5.9	“Participant” means a person eligible to become a Participant in the Plan pursuant to Section 3.

5.10	“Participant Grant” means the grant to the Participant authorized by the Committee that sets forth the Participation Level of the Participant in the Plan.

5.11
“Participation Level” means one of seven levels (1 through 7) at which a given Participant is eligible, and which is determined by the Committee based on the Participant’s position with the Company and Base Salary, as more particularly specified in Section 4.3

5.12	“Performance Incentive” means that portion of the Annual Incentive Award attributable to the Company’s achievement of certain Performance Target Levels hereunder.

5.13
“Performance Target Levels” means any of the Threshold Level, Budget Level and Target Level of the Company’s EBITDA performance for calendar year 2010, as more specifically provided in Section 4.3 above.

5.14	“Performance Payout” means the range of Performance Incentive Award amounts available to Participants at different Participation Levels, as specified in Section 4.3 above:

5.15	“Plan” means this Building Materials Holding Corporation Corporate (HQ) Annual Cash Incentive Plan 2010, as set forth in this instrument and as hereafter amended from time to time.

5.16	“Plan Year” means calendar year 2010.

5.17
“SGA Incentive” means that portion of the Annual Incentive Award attributable to achievement of certain selling, general and administrative expense (“SGA”) goals as may be hereafter established by the Committee, which will be paid from an aggregate pool of $200,000 established by the Board.

6.	Miscellaneous.

6.1	Captions. The captions of this Plan are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Plan or the intent of any provision hereof.

6.2
Severability. Any provision of this Plan which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Plan invalid, illegal or unenforceable in any other jurisdiction.

6.3	Effective Date; Plan Termination. The Plan shall become effective as of the date so provided by the Board, and shall continue in effect until terminated by the Board.

[Approved by the Board on March     , 2010, effective as of January 1, 2010.]

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